PRESS RELEASE - April 24, 2014

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FIRST QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its first quarter 2014 results.

Results of Operations for the Three Months Ended March 31, 2014, Compared with the Three Months Ended March 31, 2013

Overview

Net sales increased 9.1% to $168.3 million for the first quarter of 2014 from $154.3 million for the first quarter of 2013. The Company had net income of $12.1 million for the first quarter of 2014 compared to $4.8 million for the first quarter of 2013. Diluted net income per common share was $0.25 for the first quarter of 2014 compared to $0.10 per common share for the first quarter of 2013.

Net sales

The increase in the Company’s first quarter 2014 net sales comprised increased sales in the North America, Europe and Asia/Pacific segments, with North America reporting the largest increase in dollars. North America and Europe sales benefited from improved economic activity, while Europe and parts of the United States benefited from a mild winter.

•	Segment net sales:

◦
North America – Net sales increased 7.2% in the first quarter of 2014, compared to the first quarter of 2013. Net sales in the United States increased over the same period in 2013, primarily due to increased sale volumes, partly offset by slightly lower average selling prices. Canada net sales increased slightly over the same period in 2013 due to increased sales volumes, partly offset by the effects of foreign currency translations and lower average selling prices.

◦
Europe – Net sales increased 15.7% in the first quarter of 2014 compared to the first quarter of 2013, mostly due to increased sales volumes and the effects of foreign currency translations, partly offset by lower selling prices.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, dealer distributors, lumber dealers and home centers increased in the first quarter of 2014, compared to the first quarter of 2013, with above-average sales increases to contractor distributors and lumber dealers.

◦	Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 86% of total Company sales in the first quarter of each of 2014 and 2013.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 14% of total Company sales in the first quarter of each of 2014 and 2013.

Gross profit

Gross profit increased to $77.8 million in the first quarter of 2014 from $64.7 million in the first quarter of 2013. Gross profit as a percentage of net sales increased to 46.2% in the first quarter of 2014 from 41.9% in the first quarter of 2013. Based on current information, the Company estimates that its full year 2014 gross profit margin will be between 44% and 45%.

•
North America – Gross profit margin increased to 49.2% in the first quarter of 2014 from 44.7% in the first quarter of 2013, as a result of decreases in all elements of costs as a percentage of sales, with the largest decreases as a percentage of sales in factory overhead elements on increased volumes and in material. The gross profit margin also benefited from a one-time $2.5 million correction to worker compensation expense in states where the Company is not self-insured. Concrete construction product sales, which have a lower gross profit margin than wood construction product sales, were 13% of North America sales in the first quarter of each of 2014 and 2013.

•
Europe – Gross profit margin increased to 35.3% in the first quarter of 2014 from 30.5% in the first quarter of 2013, as a result of decreases in all elements of costs as a percentage of sales, with the largest decrease as a percentage of sales in factory overhead on increased volumes and in material. Concrete construction product net sales, which have a lower gross profit margin than wood construction product sales, were 13% and 12% of Europe net sales in the first quarter of 2014 and the first quarter of 2013, respectively.

•	Product mix – The gross profit margin differential between wood construction products and concrete construction products was 15% in the first quarter of each of 2014 and 2013.

•	Steel prices – Steel prices have decreased slightly from December 2013. Based on current estimates, the Company expects the market price for steel to increase during the second quarter of 2014.

Research and development and engineering expense

Research and development and engineering expense increased 16.8% to $9.7 million in the first quarter of 2014 from $8.3 million in the first quarter of 2013, primarily due to increases of $1.1 million in professional fees, $0.4 million in cash profit sharing and $0.4 million in personnel costs, partly offset by a decrease of $0.5 million due to capitalized software development costs.

•	North America –

◦
Research and development and engineering expense increased $0.9 million, primarily due to increases of $0.7 million in professional fees related to software development, $0.4 million in cash profit sharing, and $0.4 million in personnel costs related to the addition of staff in support of product and software development and pay rate increases instituted in January 2014.

◦
In late 2013, the Company began capitalizing software development costs, which resulted in a decrease of $0.5 million in software development expense in the first quarter of 2014 compared to the first quarter of 2013.

Selling expense

Selling expense increased slightly to $21.8 million in the first quarter of 2014 from $21.4 million in the first quarter of 2013, primarily due to increases of $0.7 million in cash profit sharing and sales commissions and $0.3 million in professional fees, partly offset by decreases of $0.4 million in promotional expense and $0.3 million in stock-based compensation.

•
North America – Selling expense increased slightly, due to increases of $0.3 million in cash profit sharing and sales commissions and $0.3 million in professional fees, partly offset by a decrease of $0.4 million in promotional expense.

General and administrative expense

General and administrative expense increased 3.4% to $26.9 million in the first quarter of 2014 from $26.0 million in the first quarter of 2013, primarily due to increases of $1.8 million in cash profit sharing, $0.7 million in personnel costs and $0.3 million in professional fees, partly offset by a $1.0 million impairment of fixed assets that occurred in the first quarter of 2013 and a net gain of $0.2 million in foreign currency in the first quarter of 2014 compared to a net loss of $0.6 million in foreign currency in the first quarter of 2013.

•
North America – General and administrative expense increased $2.3 million, primarily due to increases of $1.0 million in cash profit sharing, $0.4 million in personnel costs related to the addition of administrative and information technology staff and pay rate increases instituted in January 2014, $0.3 million in depreciation expense and $0.1 million in professional fees.

•
Europe – General and administrative expense decreased by $1.5 million, primarily due to decreases of $1.0 million in impairment of fixed assets, $0.6 million in net foreign currency loss and $0.2 million in professional fees, partly offset by increases of $0.3 million in personnel costs and $0.3 million in cash profit sharing.

•
Administrative and all other – General and administrative expense increased due to increases of $0.5 million in cash profit sharing and $0.3 million in professional fees, partly offset by a net increase of $0.3 million in foreign currency gain. The Company has adjusted rent revenue and expense mostly associated with its property in Vacaville, California, to general and administrative expense. Rent revenue in the first quarter of each of 2014 and 2013 was $0.3 million.

Income taxes

The effective income tax rate in the first quarter of 2014 was 38.6% compared to 47.0% in the first quarter of 2013. The effective income tax rate was lower due to reduced first quarter 2014 operating losses in the Europe and Asia/Pacific segments for which no tax benefit was recorded. Based on current information and subject to future events and circumstances, the Company estimates that its 2014 effective tax rate will be between 37% and 39%.

Additional information

At its meeting on April 22, 2014, the Company’s Board of Directors declared a cash dividend of $0.14 per share, an increase of 12% over the previous dividend declaration. The record date for the dividend will be July 3, 2014, and it will be paid on July 24, 2014.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, April 25, 2014, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1907. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding steel prices and estimating full year 2014 gross profit margin and the 2014 effective tax rate. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations (unaudited) for the three months ended March 31, 2014 and 2013, were as follows:

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2014	2013
Net sales	$168,288	$154,281
Cost of sales	90,526	89,561
Gross profit	77,762	64,720
Research and development and engineering expenses	9,700	8,308
Selling expenses	21,819	21,371
General and administrative expenses	26,922	26,036
Net gain on disposal of assets	(285)	(8)
Income from operations	19,606	9,013
Interest income, net	85	38
Income before taxes	19,691	9,051
Provision for income taxes	7,604	4,256
Net income	$12,087	$4,795
Earnings per common share:
Basic	$0.25	$0.10
Diluted	0.25	0.10
Weighted average shares outstanding:
Basic	48,899	48,536
Diluted	49,065	48,626
Other data:
Depreciation and amortization	$7,684	$7,487
Pre-tax impairment of assets	—	1,025
Pre-tax equity-based compensation expense	2,657	2,977

Cash dividend declared per common share	$0.125	$—

The Company's financial position (unaudited) as of March 31, 2014 and 2013, and December 31, 2013, was as follows:

	March 31,		December 31,
(Amounts in thousands)	2014	2013	2013
Cash and short-term investments	$211,988	$141,965	$251,208
Trade accounts receivable, net	114,159	102,813	90,017
Inventories	216,529	202,341	197,728
Assets held for sale	—	577	—
Other current assets	29,071	32,796	29,153
Total current assets	571,747	480,492	568,106
Property, plant and equipment, net	207,457	211,010	209,533
Goodwill	129,433	122,582	129,218
Other noncurrent assets	44,532	57,463	46,756
Total assets	$953,169	$871,547	$953,613
Trade accounts payable	$31,291	$30,958	$34,933
Notes payable and lines of credit	83	1,214	103
Other current liabilities	64,175	42,519	68,169
Total current liabilities	95,549	74,691	103,205
Other long-term liabilities	10,111	8,435	9,129
Stockholders' equity	847,509	788,421	841,279
Total liabilities and stockholders' equity	$953,169	$871,547	$953,613

Additional financial data of the Company (unaudited) for the three months ended March 31, 2014 and 2013, were as follows:

	Three Months Ended
	March 31,		%
(Amounts in thousands)	2014	2013	change
Net Sales by Reporting Segment
North America	$136,882	$127,737	7%
Europe	27,647	23,900	16%
Asia/Pacific	3,759	2,644	42%
Administrative and all other	—	—	N/M
Total	$168,288	$154,281	9%
Net Sales by Product Group*
Wood Construction	$144,676	$132,795	9%
Concrete Construction	23,524	21,421	10%
Other	88	65	N/M
Total	$168,288	$154,281	9%
Gross Profit by Reporting Segment
North America	$67,290	$57,091	18%
Europe	9,764	7,283	34%
Asia/Pacific	756	446	70%
Administrative and all other	(48)	(100)	N/M
Total	$77,762	$64,720	20%
Income (Loss) from Operations
North America	$22,561	$15,260	48%
Europe	(919)	(4,180)	78%
Asia/Pacific	(1,151)	(1,184)	3%
Administrative and all other	(885)	(883)	N/M
Total	$19,606	$9,013	118%

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.